UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2005

Infinium Labs, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50535	65-1048794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1191 Second Avenue, 5th Floor, Seattle, WA 98101
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (206) 393-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On November 18, 2005, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. On November 21, 2005, an amendment to that report, which was electronically tagged as an amendment but otherwise did not indicate that it was an amendment, was mistakenly filed by our edgarization service without authorization. This Form 8-K/A amends and restates the original filing and the subsequent amendment in their entirety.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 17, 2005, Kevin Bachus resigned as President and Chief Executive Officer, Acting Chief Financial Officer and Director of Infinium Labs, Inc. (“Infinium”). On November 18, 2005, Infinium accepted Mr. Bachus’ resignation of all positions held. Mr. Bachus, who has been an officer of Infinium since January 2004 and has served in his current roles since August 15, 2005, resigned to pursue other opportunities.

Upon acceptance of Mr. Bachus’ resignation, the Board of Directors elected Greg Koler to replace Mr. Bachus effective immediately as Interim President, Chief Executive Officer and Chief Financial Officer and as a Director. Mr. Koler has been a full-time consultant handling communications, channel and investment strategies in Europe for Infinium since June 2004. In full consideration for his past services, Infinium has granted Mr. Koler an aggregate of approximately 4,000,000 shares of common stock. The Company plans to enter into a definitive employment agreement with Mr. Koler in the near future.

From January 2000 to December 2003, Mr. Koler was general manager at Infomedia S.A., Luxembourg, a European subsidiary of Gemstar TV Guide International, Inc., where he was responsible for five sales business units in Europe of the US parent company. Prior to that, from April 1997 until he joined Infomedia, Mr. Koler served as strategic sales director for TDK Recording Media Europe, a global publisher of entertainment software for consoles and PCs. Prior to joining Infinium in June 2004, and since December 2003, Mr. Koler served as a consultant to a number of companies including Softbank Broadband, FTC Communication Technologies and Vox Mobile Communications.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

99.1	Press Release dated November 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment on Form 8-K/A to its report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized this 23rd day of November 2005.

INFINIUM LABS, INC.

By:	/s/ Greg Koler
Greg Koler
Its: Interim CEO

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